Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

Record annual sales, earnings and cash flow in 2021
4Q21 Sales of $424 million; EPS of $0.80; Cash Flow from Operations of $33 million
Agreement to acquire U.S. Amines, a leading North American producer of intermediates used in agrochemicals, pharmaceuticals and other applications
Board authorizes $0.125 per share quarterly dividend payable March 15, 2022
Targeting significant earnings growth in 2022 supported by expected strong execution and robust ammonium sulfate fertilizer performance

Parsippany, N.J., February 18, 2022 - AdvanSix (NYSE: ASIX) today announced its financial results for the fourth quarter and full year ending December 31, 2021. In 2021, the Company generated record annual sales, earnings and cash flow as a public company reflecting strong execution amid improving end market demand and tight industry supply conditions. The Company also announced it has agreed to acquire U.S. Amines in an all-cash transaction for an estimated net purchase price of approximately $100 million. U.S. Amines is a leading North American producer of alkyl and specialty amines serving high-value end markets such as agrochemicals and pharmaceuticals.
Full Year 2021 Summary
•Sales up approximately 45% versus prior year driven by 20% favorable impact of market-based pricing, 18% higher raw material pass-through pricing and 7% higher volume
•Net Income of $139.8 million, an increase of $93.7 million versus the prior year
•EBITDA of $255.5 million, an increase of $131.8 million versus the prior year
•EBITDA Margin of 15.2%, up 450 bps versus the prior year
•Cash Flow from Operations of $218.8 million, an increase of $107.0 million versus the prior year
•Capital Expenditures of $56.8 million, a decrease of $26.1 million versus the prior year
•Free Cash Flow of $162.0 million, an increase of $133.1 million versus the prior year

Summary full year 2021 financial results for the Company are included below:

($ in Thousands, Except Earnings Per Share)	FY 2021	FY 2020
Sales	$1,684,625	$1,157,917
Net Income	139,791	46,077
Diluted Earnings Per Share	$4.81	$1.64
EBITDA (1)	255,479	123,657
EBITDA Margin % (1)	15.2%	10.7%
Cash Flow from Operations	218,849	111,847
Free Cash Flow (1)(2)	162,038	28,929
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

“In 2021, we once again differentiated our performance by delivering outstanding results and supporting our customers, all while continuing to successfully navigate the ongoing Covid-19 pandemic, significant industry supply chain disruptions, and an inflationary cost environment," said Erin Kane, president and CEO of AdvanSix. "We achieved a post-spin record annual EBITDA and Free Cash Flow, executed our first acquisition, initiated a quarterly dividend, entered into a new revolving credit facility and significantly reduced our debt levels to provide optionality for further value creation. Our strong results reflect the resilience and strength of our execution and business model as well as our leadership positions across our diverse product portfolio."

Fourth Quarter 2021 Summary
•Sales up approximately 25% versus prior year driven by 25% favorable impact of market-based pricing and 12% higher raw material pass-through pricing, partially offset by 12% lower volume
•Net Income of $23.6 million, a decrease of $3.2 million versus the prior year
•EBITDA of $49.3 million, an increase of $0.8 million versus the prior year including an approximately $16 million net unfavorable impact of planned plant turnarounds year-over-year
•Cash Flow from Operations of $33.3 million, a decrease of $14.4 million versus the prior year
•Capital Expenditures of $19.3 million, an increase of $4.0 million versus the prior year
•Free Cash Flow of $14.0 million, a decrease of $18.4 million versus the prior year

Summary fourth quarter 2021 financial results for the Company are included below:

($ in Thousands, Except Earnings Per Share)	4Q 2021	4Q 2020
Sales	$424,064	$340,272
Net Income	23,587	26,764
Diluted Earnings Per Share	$0.80	$0.94
EBITDA (1)	49,287	48,499
EBITDA Margin % (1)	11.6%	14.3%
Cash Flow from Operations	33,326	47,761
Free Cash Flow (1)(2)	13,986	32,406
(1) See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations
(2) Net cash provided by operating activities less capital expenditures

Sales of $424.1 million in the quarter increased approximately 25% versus the prior year. Market-based pricing was favorable by 25% compared to the prior year driven by higher pricing across our ammonium sulfate and nylon product lines. Raw material pass-through pricing was favorable by 12% following a net cost increase in benzene and propylene (inputs to cumene which is a key feedstock to our products). Sales volume in the quarter decreased approximately 12% driven primarily by the impact of the planned plant turnaround in the fourth quarter of 2021 as well as robust operational performance in the prior year period.

Sales by product line and approximate percentage of total sales are included below:

($ in Thousands)	FY 2021		FY 2020
	Sales	% of Total	Sales	% of Total
Nylon	$422,897	25%	$284,701	24%
Caprolactam	316,132	19%	216,268	19%
Chemical Intermediates	544,504	32%	369,130	32%
Ammonium Sulfate	401,092	24%	287,818	25%
	$1,684,625	100%	$1,157,917	100%

($ in Thousands)	4Q 2021		4Q 2020
	Sales	% of Total	Sales	% of Total
Nylon	$105,288	25%	$79,959	23%
Caprolactam	73,673	17%	63,674	19%
Chemical Intermediates	127,862	30%	118,831	35%
Ammonium Sulfate	117,241	28%	77,808	23%
	$424,064	100%	$340,272	100%

EBITDA of $49.3 million in the quarter increased $0.8 million versus the prior year primarily due to higher market-based pricing, net of increased raw material costs, partially offset by approximately $16 million net unfavorable impact of planned plant turnarounds year-over-year and lower production volume.

Earnings per share of $0.80 decreased $0.14 versus the prior year driven by a higher effective tax rate in the quarter versus the prior year primarily due to an approximately $3.8 million energy tax credit associated with our natural gas boilers investment in the prior year period, which more than offset the factors discussed above.

Cash flow from operations of $33.3 million in the quarter decreased $14.4 million versus the prior year primarily due to the unfavorable impact of changes in working capital and lower net income. This includes the strategic absence of our typical ammonium sulfate pre-buy cash advances in the fourth quarter of 2021 reflecting the dynamic raw material and end market environment. Capital expenditures of $19.3 million in the quarter increased $4.0 million versus the prior year.

Dividend

The Company's Board of Directors declared a quarterly cash dividend of $0.125 per share on the Company's common stock, payable on March 15, 2022 to stockholders of record as of the close of business on March 1, 2022.

Agreement to Acquire U.S. Amines

According to the terms of the agreement, the Company will acquire U.S. Amines in an all-cash transaction for an estimated net purchase price of approximately $100 million. The acquisition is expected to close in the first quarter of 2022, subject to customary closing conditions, and is expected to be accretive to 2022 earnings.

Aligned to our M&A framework, our strategic rationale to acquire U.S. Amines includes:
•Value chain integration - enhances advantaged position through internal supply of products and raw materials
•Platform for broader expansion - unique platform in agrochemicals space and supports further penetration into high-value applications (electronics, pharmaceuticals, water treatment)
•Leverages AdvanSix core strengths - complementary business model with long-tenured customer relationships and formula pricing mechanisms; Operational excellence to enable sales synergies and unlock incremental value
•Strengthens North America position - adjacent to both our ammonium sulfate adjuvant and solvent businesses with ability to leverage regional scale
•Bolt-on, robust cash and margin profile - strong free cash flow conversion and margins accretive to Intermediates portfolio

"U.S. Amines is a complementary and cohesive fit with our existing portfolio and supports further penetration in high-value end markets and applications. We will leverage our core strengths across its unique manufacturing capabilities to enable sales synergies and unlock incremental value. We see robust opportunities for incremental growth through increased utilization of assets, new market opportunities and high-return organic investments," said Kane.

"The transaction will have minimal impact to our debt leverage and we are confident in our ability to attain strong returns. Today's announcement marks another step as we evolve and enhance our capital allocation strategy to support sustainable and robust shareholder returns over the long-term. We are eager to welcome the U.S. Amines team to AdvanSix and look forward to their contributions to our continued growth," added Kane.

U.S. Amines employs approximately 50 people in the United States at manufacturing locations in Bucks, AL and Portsmouth, VA. Estimated 2022 revenue for the business is approximately $70 million.

Outlook
•Targeting significant earnings growth in 2022 supported by expected strong execution and robust ammonium sulfate fertilizer performance
•Expect strong North America demand for nylon and chemical intermediates to continue
•Successful integration of U.S. Amines expected to deliver year one earnings accretion
•Continue to expect Capital Expenditures to be $95 to $105 million in 2022 reflecting scope of planned plant turnarounds and timing of project execution
•Expect pre-tax income impact of planned plant turnarounds to be approximately $33 to $38 million in 2022

"2022 is shaping up to be another exciting year for AdvanSix. We are targeting significant earnings growth as we continue to execute on our strategic priorities including superior operational excellence, differentiated product growth and being strong and disciplined stewards of capital. Demand is expected to remain strong across our nylon and chemical intermediates product lines and we are in the midst of the strongest fertilizer environment that we've seen in over a decade. We are gaining momentum for our next chapter and remain confident that AdvanSix is well positioned to deliver robust performance and returns over the long-term,” concluded Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s fourth quarter 2021 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on February 18 until 12 noon ET on February 25 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 3624672.

About AdvanSix
AdvanSix plays a critical role in global supply chains, innovating and delivering essential products for our customers in a wide variety of end markets and applications that touch people’s lives, such as building and construction, fertilizers, plastics, solvents, packaging, paints, coatings, adhesives and electronics. Our reliable and sustainable supply of quality products emerges from the vertically integrated value chain of our three U.S.-based manufacturing facilities. AdvanSix strives to deliver best-in-class customer experiences and differentiated products in the industries of nylon solutions, chemical intermediates, and plant nutrients, guided by our core values of Safety, Integrity, Accountability and Respect. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words such as "expect," "anticipate," "estimate," “outlook,” "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" and other variations or similar terminology and expressions. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control and difficult to predict, which may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally, including the impact of the coronavirus (COVID-19) pandemic and any resurgences; the scope, shape and pace of recovery of the pandemic; the timing of the distribution and efficacy of vaccines or treatments for COVID-19 that are currently available or may be available in the future and related vaccination rates; the severity and transmissibility of newly identified strains of COVID-19; governmental, business and individuals’ actions in response to the pandemic, including our business continuity and cash optimization plans that have been, and may in the future be, implemented; the impact of social and economic restrictions and other containment measures taken to combat virus transmission; the effect on our customers’ demand for our products and our suppliers’ ability to manufacture and deliver our raw materials, including implications of reduced refinery utilization in the U.S.; our ability to sell and provide our goods and services, including as a result of travel and other COVID-19-related restrictions; the ability of our customers to pay for our products; and any closures of our and our customers’ offices and facilities; risks associated with increased phishing, compromised business emails and other cybersecurity attacks and disruptions to our technology infrastructure; risks associated with employees working remotely or operating with a reduced workforce; risks associated with our indebtedness including compliance with financial and restrictive covenants, and our ability to access capital on reasonable terms, at a reasonable cost or at all due to economic conditions resulting from COVID-19 or otherwise; the failure to satisfy conditions to the acquisition of U.S. Amines on the proposed terms and within the proposed timeframe, the inability to realize the anticipated benefits of the transaction in amounts or in the timeframe anticipated, and the costs or difficulties relating to integration matters and material adverse changes to anticipated operations or earnings; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, natural disasters and pandemics; price fluctuations, cost increases and supply of raw materials; our operations and growth projects requiring substantial capital; growth rates and cyclicality of the industries we serve including global changes in supply and demand; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, storage and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties or otherwise; cybersecurity, data privacy incidents and disruptions to our technology infrastructure; failure to maintain effective internal controls; our ability to declare and pay quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase our common stock and the amount and timing of any future repurchases; disruptions in supply chain, transportation and logistics; potential for uncertainty regarding qualification for tax treatment of our spin-off; fluctuations in our stock price; and changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission (SEC), including the risk factors in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as updated in subsequent reports filed with the SEC.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$15,100	$10,606
Accounts and other receivables – net	178,140	123,554
Inventories – net	149,570	180,085
Taxes receivable	947	12,289
Other current assets	6,097	6,969
Total current assets	349,854	333,503

Property, plant and equipment – net	767,964	765,469
Operating lease right-of-use assets	136,207	114,484
Goodwill	17,592	15,005
Other assets	40,382	34,946
Total assets	$1,311,999	$1,263,407

LIABILITIES
Current liabilities:
Accounts payable	$221,234	$190,227
Accrued liabilities	49,712	41,152
Operating lease liabilities – short-term	36,127	29,279
Deferred income and customer advances	2,749	26,379
Total current liabilities	309,822	287,037

Deferred income taxes	133,330	125,575
Operating lease liabilities – long-term	100,580	85,605
Line of credit – long-term	135,000	275,000
Postretirement benefit obligations	18,243	39,168
Other liabilities	13,834	6,899
Total liabilities	710,809	819,284

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 31,755,430 shares issued and 28,139,954 outstanding at December 31, 2021; 31,627,139 shares issued and 28,033,227 outstanding at December 31, 2020	318	316
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at December 31, 2021 and December 31, 2020	—	—
Treasury stock at par (3,615,476 shares at December 31, 2021; 3,593,912 shares at December 31, 2020)	(36)	(36)
Additional paid-in capital	195,931	184,732
Retained earnings	411,516	275,243
Accumulated other comprehensive loss	(6,539)	(16,132)
Total stockholders' equity	601,190	444,123
Total liabilities and stockholders' equity	$1,311,999	$1,263,407

AdvanSix Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Sales	$424,064	$340,272	$1,684,625	$1,157,917

Costs, expenses and other:
Costs of goods sold	369,538	287,664	1,410,503	1,024,169
Selling, general and administrative expenses	20,873	20,042	82,985	70,870
Interest expense, net	927	1,965	5,023	7,792
Other non-operating expense, net	648	(162)	998	53
Total costs, expenses and other	391,986	309,509	1,499,509	1,102,884

Income before taxes	32,078	30,763	185,116	55,033
Income tax expense	8,491	3,999	45,325	8,956
Net income	$23,587	$26,764	$139,791	$46,077

Earnings per common share
Basic	$0.84	$0.95	$4.97	$1.64
Diluted	$0.80	$0.94	$4.81	$1.64

Weighted average common shares outstanding
Basic	28,201,439	28,081,709	28,152,876	28,048,726
Diluted	29,417,713	28,349,870	29,045,186	28,157,062

AdvanSix Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities:
Net income	$23,587	$26,764	$139,791	$46,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,282	15,771	65,340	60,832
Loss on disposal of assets	869	553	1,711	696
Deferred income taxes	(6,533)	5,716	4,702	17,611
Stock-based compensation	2,693	1,399	11,299	4,902
Accretion of deferred financing fees	253	141	677	553
Changes in assets and liabilities, net of business acquisitions:
Accounts and other receivables	(7,223)	(26,435)	(53,772)	(18,990)
Inventories	(6,658)	(6,212)	31,227	(8,375)
Taxes receivable	(610)	1,518	11,342	(10,242)
Accounts payable	(1,654)	8,602	25,393	(1,337)
Accrued liabilities	8,236	6,116	14,654	13,892
Deferred income and customer advances	(389)	21,976	(23,630)	8,456
Other assets and liabilities	4,473	(8,148)	(9,885)	(2,228)
Net cash provided by operating activities	33,326	47,761	218,849	111,847

Cash flows from investing activities:
Expenditures for property, plant and equipment	(19,340)	(15,355)	(56,811)	(82,918)
Acquisition of business	—	—	(9,523)	—
Other investing activities	(253)	(287)	(1,228)	(1,185)
Net cash used for investing activities	(19,593)	(15,642)	(67,562)	(84,103)

Cash flows from financing activities:
Borrowings from line of credit	42,500	95,500	176,000	364,000
Payments of line of credit	(42,500)	(133,500)	(316,000)	(386,000)
Payment of line of credit facility fees	(2,442)	—	(2,442)	(425)
Principal payments of finance leases	(201)	(176)	(735)	(710)
Dividend payments	(3,518)	—	(3,518)	—
Purchase of treasury stock	(63)	(23)	(652)	(1,055)
Issuance of common stock	352	—	554	2
Net cash used for financing activities	(5,872)	(38,199)	(146,793)	(24,188)

Net change in cash and cash equivalents	7,861	(6,080)	4,494	3,556
Cash and cash equivalents at beginning of year	7,239	16,686	10,606	7,050
Cash and cash equivalents at the end of year	$15,100	$10,606	$15,100	$10,606

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable			$11,720	$6,178

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net cash provided by operating activities	$33,326	$47,761	$218,849	$111,847
Expenditures for property, plant and equipment	(19,340)	(15,355)	(56,811)	(82,918)
Free cash flow (1)	$13,986	$32,406	$162,038	$28,929

(1) Free cash flow is a non-GAAP measure defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$23,587	$26,764	$139,791	$46,077
Interest expense, net	927	1,965	5,023	7,792
Income tax expense	8,491	3,999	45,325	8,956
Depreciation and amortization	16,282	15,771	65,340	60,832
EBITDA (2)	$49,287	$48,499	$255,479	$123,657

Sales	$424,064	$340,272	$1,684,625	$1,157,917

EBITDA margin (3)	11.6%	14.3%	15.2%	10.7%

(2) EBITDA is a non-GAAP measure defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes the non-GAAP financial measures presented in this release provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.

AdvanSix Inc.
Appendix
(Pre-tax income impact, Dollars in millions)

Planned Plant Turnaround Schedule (4)

	1Q	2Q	3Q	4Q	FY
2017	—	~$10	~$4	~$20	~$34
2018	~$2	~$10	~$30	—	~$42
2019	—	~$5	~$5	~$25	~$35
2020	~$2	~$7	~$20	~$2	~$31
2021	~$3	~$8	—	~$18	~$29
2022E	~$2	~$5	$26-31	—	$33-$38

(4) Primarily reflects the impact of fixed cost absorption, maintenance expense, and the purchase of feedstocks which are normally manufactured by the Company.